PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
May 2, 2012		(804) 217-5897

DYNEX CAPITAL, INC. REPORTS FIRST QUARTER 2012
DILUTED EPS OF $0.33 AND BOOK VALUE PER COMMON SHARE OF $9.62

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported net income of $16.5 million, or $0.33 per diluted common share for the first quarter of 2012 versus $14.4 million, or $0.36 per diluted common share, for the fourth quarter of 2011 and $10.3 million, or $0.31 per diluted common share, for the first quarter of 2011.
First Quarter 2012 Highlights

•	Book value per common share was $9.62 at March 31, 2012 versus $9.20 at December 31, 2011.

•	Annualized return on average equity was 14.7% during the first quarter of 2012 compared to 15.6% for the fourth quarter of 2011.

•	Net interest spread was 2.41% for the first quarter of 2012 versus 2.56% for the fourth quarter of 2011 and 2.43% for the third quarter of 2011.

•	Net interest income was $19.1 million for the first quarter of 2012 versus $17.0 million in the fourth quarter of 2011 and $12.7 million in the first quarter of 2011.

•	The investment portfolio prepaid at a constant prepayment rate, or CPR, of 15.4% for the first quarter of 2012 versus 17.8% for the fourth quarter of 2011 and 17.0% for the third quarter of 2011.

•	Declared a dividend during the first quarter of 2012 of $0.28 per share to common shareholders for an annualized dividend yield of 11.7% based on the March 30, 2012 closing stock price of $9.55.

•	Raised approximately $123.6 million in common equity during the first quarter of 2012.

•
Overall leverage was 5.4 times equity capital at March 31, 2012 compared to 6.0 times at December 31, 2011. The overall leverage target for the Company based on the current investment portfolio is approximately 6 times equity capital.

As previously announced, the Company's quarterly conference call to discuss the first quarter results is May 3, 2012 at 10:00 a.m. ET. Interested investors may access the call and the related slides by dialing 1-877-317-6789 or by webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations/IR Highlights.”
On the Company's operating results and the recent offering of common stock, Mr. Thomas Akin, Chairman and Chief Executive Officer, commented, "We believe our results for this quarter strongly demonstrate the benefits of our diversified investment model. We once again out-earned our dividend and posted a solid annualized return on average equity of 14.7%. Book value per common share was up almost 5% during the quarter to $9.62 at March 31, 2012 from $9.20 at December 31, 2011 primarily from improving prices on our CMBS investments even though longer-

term rates increased during the quarter. Our average leverage was down during the quarter reflecting the lag in fully investing the capital raised in February. Our results for the quarter, while acceptable, reflect this lower average leverage for the first quarter. Our leverage target remains at approximately 6 times our equity capital based on the current investment portfolio and as of today, we are substantially fully invested and at our leverage target. We expect results for the second quarter to reflect a fully invested portfolio. Most importantly, risk-reward considerations continue to drive our investment and capital raising decision-making process and we fully expect to continue to deliver solid results for our shareholders without increasing the overall risk profile of the Company."
Results of Operations
Net interest income increased to $19.1 million for the first quarter of 2012 versus $17.0 million for the fourth quarter of 2011. Most of the increase is attributable to growth in average interest earning investments to $2,771.9 million for the first quarter of 2012 from $2,487.2 million for the fourth quarter of 2011. Net interest income in the first quarter of 2012 also includes yield maintenance payments of $1.1 million on non-Agency CMBS from early repayment of the underlying commercial mortgage loans. Amortization of investment purchase premium, which reduces interest income, was $12.6 million for the first quarter of 2012 versus $9.8 million for the fourth quarter of 2011 and $3.9 million for the first quarter of 2011.
Net interest spread for the first quarter of 2012 was 2.41% versus 2.56% for the fourth quarter of 2011 and 2.43% for the third quarter of 2011. The net interest spread for the first quarter of 2012 is the difference between the yield on the Company's interest-earning investment portfolio of 3.58% and its cost of funds of 1.17%. The net interest spread declined sequentially in the first quarter due principally to a higher mix of Agency MBS which are lower yielding investments.
The prepayment rate for the investment portfolio for the first quarter of 2012 as measured by CPR was 15.4% versus 17.8% for fourth quarter of 2011 as prepayment speeds remained muted during the first quarter of 2012. The Agency MBS portfolio prepaid at a 18.4% CPR (which includes both RMBS and CMBS) with Agency RMBS prepaying at 21.4% CPR for the first quarter of 2012. These compare to 21.5% and 25.4%, respectively, for the fourth quarter of 2011.
Gain on sale of investments, net for the first quarter of 2012 of $0.4 million includes gain from the sale of $50.0 million in unsecured mortgage-linked amortizing notes issued by Freddie Mac. We sold our remaining $55.0 million investment in these notes in April 2012 for an estimated gain of $0.7 million which will be included in the results for the second quarter of 2012. The capital invested in these notes was redeployed in Agency MBS.
Financial Condition
The Company's investment portfolio was $3,276.2 million at March 31, 2012 versus $2,501.0 million at December 31, 2011. During the quarter, the Company increased its Agency MBS investments to $2,656.2 million at March 31, 2012 from $1,965.2 million at December 31, 2011 and increased its non-Agency MBS investments to $465.7 million at March 31, 2012 from $421.1 million at December 31, 2011. Agency MBS investments increased slightly as a percentage of the Company's investment portfolio, from 78.6% at December 31, 2011 to 81.1% at March 31, 2012.

Byron L. Boston, President and Chief Investment Officer commented, "We deployed the capital raised during the quarter principally in Agency RMBS and CMBS IO with complementary risk-return profiles to our existing investment portfolio. Our timing in raising the capital was excellent as we were able to add assets at attractive yields and before prices increased in the latter half of the first quarter. Attractive investment opportunities still exist, particularly in Agency and non-Agency CMBS, though supply of these securities is somewhat limited. We are very satisfied with the balance that we have struck with our investment strategy of protecting shareholder value while providing an attractive return."
Agency MBS Investments
The following table presents the Agency MBS portfolio by category and certain other information as of and for the three months ended March 31, 2012:

($ in thousands)	Fair value	Principal balance (notional for IOs) (1)	Amortized cost as a % of par (2)	WAVG MTR/Maturity (in months)	WAVG CPR
ARMs	$426,321	$400,216	105.4%	6	18.1%
Hybrid ARMs	1,573,168	1,487,013	105.5%	56	22.6%
Fixed rate	401,739	360,704	107.9%	91	—%
Interest only (IO) securities	254,935	3,924,736	n/a	100	—%
Total (3)	$2,656,163	$2,247,933	105.9%	57	18.4%
(1) Total principal balance excludes notional amount of IO securities.
(2) Amortized cost as a percentage of par excludes premiums related to IO securities.
(3) Weighted averages, where applicable.
The following table summarizes certain information about the Company's Agency MBS investments for the periods presented:

($ in thousands)	Quarter ended March 31, 2012	Quarter ended December 31, 2011	Quarter ended March 31, 2011
Weighted average annualized yield for the period	2.98%	3.11%	3.32%
Weighted average annualized cost of funds including interest rate swaps for the period	(0.91)%	(0.91)%	(0.87)%
Net interest spread for the period	2.07%	2.20%	2.45%
Average balance for the period	$2,179,787	$1,963,313	$1,377,160
Weighted average coupon (excluding IOs)	4.44%	4.65%	4.59%

Non-Agency MBS Investments
Below is certain information about the Company's non-Agency MBS as of and for the quarter ended March 31, 2012:

($ in thousands)	CMBS	IOs	RMBS
Principal balance (notional for IOs)	$375,733	$1,014,438	$15,401
Amortized cost basis	$360,583	$65,779	$14,504
Fair value	$382,962	$68,553	$14,196
Average balance for the period, amortized cost	$352,351	$53,960	$15,670
Weighted average annualized yield for the period	6.14%	8.99%	5.69%
Weighted average annualized cost of funds	(2.73)%	(1.40)%	(1.85)%
Net interest spread for the period	3.41%	7.59%	3.84%
Amortized cost as a % of par	96.0%	n/a	94.2%
Percentage 'AAA' and 'AA'-rated	65.6%	100.0%	28.8%
Percentage below 'AA'-rated	34.4%	—%	71.2%
The net interest spread for non-Agency MBS was 3.97% for the first quarter of 2012 versus 3.63% for the fourth quarter of 2011 and 3.09% for the third quarter of 2011. The change in the net interest spread in the first quarter of 2012 from the fourth quarter of 2011 was primarily due to decreased repurchase agreement financing costs.
Securitized Mortgage Loans
Securitized mortgage loans had an amortized cost basis, net of reserves, of $100.7 million and a principal balance of $101.5 million with approximately $55.8 million principal in commercial mortgage loans and $45.7 million principal in single-family mortgage loans at March 31, 2012. Seriously delinquent loans (loans 60+ days past due) totaled $15.2 million as of March 31, 2012 versus $18.4 million as of December 31, 2011. Given the seasoning of the mortgage loan portfolio (most loans were originated from 1994-1998), the Company expects seriously delinquent loans to continue to trend down over the remainder of 2012 as delinquencies are resolved and fewer loans become delinquent. As of March 31, 2012, the allowance for loan losses was $1.6 million for the Company's securitized mortgage loan portfolio versus $2.5 million as of December 31, 2011.
Hedging Activities
During the first quarter of 2012, the Company entered into an additional pay-fixed interest rate swap with a notional amount of $100.0 million, a rate of 1.89%, and a maturity of 84 months. Also, during the quarter, an interest rate swap expired which had a notional amount of $75.0 million and a rate of 1.03%. As of March 31, 2012, the Company had a total of $1.1 billion in pay-fixed interest rate swaps with a weighted average rate of 1.65% and a weighted average remaining maturity of 40 months. Of this amount, $27.0 million are considered trading instruments and have a weighted average rate of 2.88% and weighted average remaining maturity of 59 months and are intended to offset market value changes of Agency CMBS with a par value at March 31, 2012 of $26.2 million which are also designated as trading instruments. The remaining interest rate swaps are being used to hedge the Company's exposure to changes in LIBOR under its repurchase agreement borrowings.
Shareholders' Equity
Shareholders' equity increased to $522.9 million as of March 31, 2012 from $371.3 million at December 31, 2011, and our book value per common share increased to $9.62 at March 31, 2012 from $9.20 at December 31, 2011. The increase in shareholders' equity from December 31, 2011 was due primarily to the equity the Company raised as well as the increase in accumulated other comprehensive income of $26.2 million from improved market values on investments, particularly non-Agency CMBS, and the excess of $16.5 million in net income over $15.2 million in common stock dividends declared. The increase in book value per common share largely resulted from the increase in accumulated other comprehensive income reflecting improving valuations on MBS investments.
The following table summarizes the allocation of the Company's shareholders' equity as of March 31, 2012 and the net interest income contribution for the quarters indicated to each component of the Company's balance sheet:

($ in thousands)	Asset Carrying Basis	Associated Financing(1)/Liability Carrying Basis	Allocated Shareholders' Equity	% of Shareholders' Equity	1Q12 Net Interest Income Contribution	4Q11 Net Interest Income Contribution
Agency RMBS	$2,081,426	$1,869,651	$211,775	40.5%	$9,691	$8,337
Agency CMBS	319,803	236,303	83,500	16.0%	1,542	1,829
Agency CMBS IO	254,934	200,586	54,348	10.4%	1,273	909
Non-Agency RMBS	14,196	10,761	3,435	0.7%	101	179
Non-Agency CMBS	382,962	317,892	65,070	12.4%	3,837	3,320
Non-Agency CMBS IO	68,553	53,968	14,585	2.8%	1,032	922
Securitized mortgage loans (2)	100,675	65,835	34,840	6.7%	1,339	1,329
Other investments (2)	53,621	22,855	30,766	5.9%	272	26
Derivative instruments(3)	89	27,668	(27,579)	(5.3)%	—	—
Cash and cash equivalents	41,724	—	41,724	8.0%	—	—
Other assets/other liabilities	31,073	20,640	10,433	1.9%	—	—
	$3,349,056	$2,826,159	$522,897	100.0%	$19,087	$16,851

(1)
Associated financing for investments includes repurchase agreements and securitization financing issued to third parties (which is presented on the Company's balance sheet as “non-recourse collateralized financing”). Associated financing for hedging instruments represents the fair value of the interest rate swap agreements in a liability position.

(2)	Net interest income contribution amount is after provision for loan losses.

(3)
Net interest income contribution from derivative instruments designated as hedges of repurchase agreement financing is included within net interest income contribution amounts for each respective investment category.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company is actively investing in Agency and non-Agency RMBS and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release include, without limitation, statements regarding future interest rates, our views on expected characteristics of future investment environments and risks posed by our investment portfolio, our future investment strategies, our future leverage levels and financing strategies, and the expected performance of our investment portfolio and certain of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the full impacts of which are unknown at this time. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	March 31, 2012	December 31, 2011
ASSETS	(unaudited)
Agency MBS	$2,656,163	$1,965,159
Non-Agency MBS	465,711	421,096
Securitized mortgage loans, net	100,675	113,703
Other investments, net	53,621	1,018
	3,276,170	2,500,976
Cash and cash equivalents	41,724	48,776
Derivative assets	89	—
Principal receivable on investments	9,408	13,826
Accrued interest receivable	15,979	12,609
Other assets, net	5,686	6,006
Total assets	$3,349,056	$2,582,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,686,198	$2,093,793
Payable for securities pending settlement	59,416	—
Non-recourse collateralized financing	32,237	70,895
Derivative liabilities	27,668	27,997
Accrued interest payable	1,697	2,165
Accrued dividends payable	15,215	11,307
Other liabilities	3,728	4,687
Total liabilities	2,826,159	2,210,844

Shareholders’ equity:
Common stock, par value $.01 per share, 100,000,000 shares authorized; 54,338,367 and 40,380,276 shares issued and outstanding, respectively	543	404
Additional paid-in capital	758,652	634,683
Accumulated other comprehensive income (loss)	22,924	(3,255)
Accumulated deficit	(259,222)	(260,483)
Total shareholders' equity	522,897	371,349
Total liabilities and shareholders’ equity	$3,349,056	$2,582,193

Book value per common share	$9.62	$9.20

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended
	March 31,
	2012	2011
Interest income:
Agency MBS	$16,926	$11,518
Non-Agency MBS	7,537	3,691
Securitized mortgage loans	1,504	2,219
Other investments	305	33
Cash and cash equivalents	—	4
	26,272	17,465
Interest expense:
Repurchase agreements	6,644	3,428
Non-recourse collateralized financing	481	1,306
	7,125	4,734

Net interest income	19,147	12,731
Provision for loan losses	(60)	(250)
Net interest income after provision for loan losses	19,087	12,481

Gain on sale of investments, net	351	—
Fair value adjustments, net	(210)	(126)
Other income, net	369	43
General and administrative expenses:
Compensation and benefits	(1,798)	(1,132)
Other general and administrative	(1,323)	(986)
Net income	$16,476	$10,280

Weighted average common shares:
Basic	49,480	33,153
Diluted	49,481	33,157
Net income per common share:
Basic	$0.33	$0.31
Diluted	$0.33	$0.31
Dividends declared per common share	$0.28	$0.27